CODE OF ETHICS

Risks identified by the Adviser that are addressed by the policies and procedures in this section:

•	Employees of the Adviser could have the ability to unfairly enrich themselves based upon their position with the Adviser at the expense of the Clients because of knowledge of the Clients’ portfolios.

•	An Employee’s trading in personal or Client accounts that may give rise to issues involving insider trading.

•	Instances may arise in which an Employee is involved in an outside business activity (paid or unpaid) that conflicts with the work the Employee is responsible for with the Adviser and/or the Clients.

Fiduciary Duty – Statement of Policy

The Firm is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. Most violations of fiduciary duty are associated with a violation of the general antifraud provisions contained in Section 206 of the Advisers Act. The SEC has made clear that these general antifraud provisions of Section 206 apply not only to Clients, but also to prospective Clients and in the case of fund(s) advised by the Firm, any investor or prospective investor in the fund. An inadvertent breach on the part of the Firm in fulfilling its fiduciary duty to a fund(s), or its investors or prospective investors, is sufficient to establish a violation under the Advisers Act. For example, the Firm must take care not to include false or misleading statements in private placement memoranda, form ADV disclosures, investor reports, responses to “requests for proposals,” or other disclosures to Clients, investors or prospective Clients or investors.

The adviser’s fiduciary duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. Firm Employees must affirmatively exercise authority and responsibility for the benefit of their Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Manual. In addition, Employees must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the Firm’s Clients. Accordingly, at all times, the Firm must conduct its business with the following precepts in mind:

Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Employee investing for himself or herself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code.

Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While the Firm encourages Employees and their families to develop personal investment programs, Employees must not take any action that could result in even the appearance of impropriety.

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Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business. Make it your business to know what is required of the Firm as an investment adviser and otherwise, and of you as an Employee of the Firm, and integrate compliance into the performance of all duties.

Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

The Policies and Procedures in this Code of Ethics implement these general fiduciary principles in the context of specific situations.

PERSONAL SECURITIES TRANSACTIONS

Law

Employee investments must be consistent with the mission of the Firm always to put Client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for Clients or Client transactions or holdings.

Rule 204A-1 under the Advisers Act requires in effect that a registered investment adviser’s access persons (“Access Persons”) report their transactions and holdings periodically to the Chief Compliance Officer and that the adviser review these reports.

Under the SEC definition, the term Access Person includes any Employee who has access to non-public information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) Clients or who has access to such recommendations that are non-public. It is the Employee’s responsibility to understand whether he or she is considered an Access Person under this Code of Ethics.

Transaction Reporting Requirements. All Access Persons must file with the Chief Compliance Officer initial and annual holdings reports and quarterly transaction reports with respect to all securities of which he or she is a “Beneficial Owner,” except holdings or transactions in the following securities (“Exempt Securities”):

•	Securities accounts, as well as purchases or sales effected for or securities held in any account, over which you have no direct or indirect influence or control;

•	Purchases or sales made pursuant to an Automatic Investment Plan;

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•	Purchases or sales of any of the following securities:

•	Direct obligations of the U.S. government

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•	Shares issued by registered, open-end investment companies, other than shares of the Arbitrage Funds.

•	Shares of other types of mutual funds (although if the Firm acts as the investment adviser for a registered fund, Access Person transactions in shares of such fund will become reportable); money market fund shares; and

•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

“Beneficial Owner” of securities means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. The term pecuniary interest means the opportunity to profit or share in any profit from a transaction in the security. An Access Person is presumed to be the Beneficial Owner of accounts of the Access Person and immediate family members who share the Access Person’s household. All such accounts are referred to as “Access Person Accounts.”

To exclude such an account from the reporting requirements, the Access Person is responsible for providing the Chief Compliance Officer with written documentation showing that someone else has been retained or has been granted investment discretion over the account or otherwise demonstrating that the account should not be considered an Access Person account. Reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

Policy

It is the Firm’s policy that Access Persons must file all required reports, initial and annual holdings reports, and quarterly reports of transactions in Access Person Accounts. In addition, Access Persons must adhere to the following requirements in connection with their personal trading.

The CCO has the authority to grant an exemption to any Employee with respect to the restrictions set forth in this Code. Such exemption will be granted only upon written request from the Employee. The CCO may consult with any individuals at the firm or with counsel in making this determination.

Restrictions for Personal Securities Transactions:

•	Access Persons must obtain approval from the Chief Compliance Officer or his designee before directly or indirectly acquiring Beneficial Ownership of any security except for securities that are exempted from the reporting requirements (see Exempt Securities, above). Note that this includes IPOs, ETFs/ETNs, and Limited Offerings/Private Placements. Pre-clearance will only be effective until the end of the trading day the pre-clearance is approved, unless otherwise specified.

•	Access Persons must obtain written approval of the Chief Compliance Officer prior to investing in or redeeming from a private placement. Employees seeking approval to invest or redeem from a private placement must furnish any prospectus, private placement memoranda, subscription documents and/or other materials about the investment as the Chief Compliance Officer may request.

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•	Access Persons may not purchase or sell, directly or indirectly any security in which they (or by reason of such transaction) acquire any Beneficial Ownership that exists in the portfolio of a Client or is on the Firm’s restricted list.

•	Access Person shall not purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows at the time of such purchase or sale:

•	is being considered for purchase or sale by a Client; or

•	is being purchased or sold by a Client.

•	Access Person are prohibited from trading in any account (personal or for a Client) in any security subject to a restriction on trading issued by the Chief Compliance Officer under the Firm’s insider trading policies and procedures set forth in this Code of Ethics or as set forth below.

•	Access Persons are prohibited from acquiring any security distributed in an initial public offering until trading of the security commences in the secondary market.

Holding Period. Access Persons are subject to trading restrictions that require a minimum 30-calendar day holding period for any debt, equity, or derivative security.

Short-Term Trading. Short-term trading in securities of issuers in which an Employee is an officer or director or the owner of 10% or more of a class of equity securities is subject to significant restrictions under the securities laws. Although other short-term trading activity is not strictly prohibited, as a matter of policy, the Firm strongly discourages short-term trading by Employees.

Maintaining Access Person Accounts. While the Firm encourages Employees to develop personal investment programs, it must be in a position to properly oversee the trading activity undertaken by its Employees. As a result, the Firm requires all Employees to provide duplicate account statements or confirmations for all Access Person Accounts or otherwise provide for an electronic feed containing the same information from the Access Person’s personal accounts directly to the Financial Tracking System platform used by the Firm.

Procedures

Duplicate Statements/Electronic Feeds. For any account opened or maintained at a broker-dealer, bank or similar financial institution, each Employee shall be responsible for providing to the CCO or its designee, any documentation that may be required in order for duplicate statements and/or an electronic feed to be to be sent directly to the Chief Compliance Officer or Financial Tracking.

Such statements/confirmations must be provided upon issuance for the Employee’s Access Person Accounts, and all such statements/confirmations (or the information about the Access Person’s personal trading activity) must be received no later than 30 days after the end of each quarter, except for accounts in which the Employee only transacts in Exempt Securities. Duplicate statements/ confirmations must be provided upon issuance.

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Initial and Annual Holdings Reports. Each Access Person must file a holdings report disclosing all securities (other than Exempt Securities and those that have been previously reported on account statements received by the Firm) in any Access Person Account on the Annual Personal Securities Holdings Report or any substitute acceptable to the Chief Compliance Officer, no later than 10 days after becoming an Access Person, and annually thereafter, typically by February 14th of each year. Each such report must be current as of a date no more than 45 days before the report is submitted.

Quarterly Trade Reporting Requirements. Each Access Person must submit to the Chief Compliance Officer within 30 days after the end of each quarter a report certifying all securities transactions (other than transactions in Exempt Securities) effected in each Access Person Account during such quarter. The report must include the name of the security, date of the transaction, quantity, price, nature of the transaction and name of the bank, broker-dealer or financial institution through which the transaction was effected. Information regarding such transactions need not be reported if duplicate account statements and confirmations for all Access Person Accounts have been provided to the Chief Compliance Officer. Employees must independently report securities that do not appear on the account statements or confirmations (e.g., any securities acquired in private placements or by gift or inheritance) on the Quarterly Securities Transaction Report or its equivalent. Even if no transactions are required to be reported, each Access Person must submit such a report certifying that all transactions have been reported.

The Firm utilizes Financial Tracking Technologies (“FTT”), an online software designed to facilitate the collection and analysis of the information required under Rule 204A-1. Where it is easily effectuated, the FTT system will be utilized to obtain brokerage statements, pre-clearances, and certifications for annual holdings and quarterly statements. However, FTT is not the exclusive method for obtaining this information in order for the Firm to maintain compliance under the Rule.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including quarterly transaction and initial and annual holdings reports, will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code of Ethics. The Chief Compliance Officer shall:

•	address whether Access Person followed internal procedures, such as pre-clearance;

•	compare Access Person’s transactions to any restrictions in effect at the time of the trade;

•	assess whether the Access Person is trading for his or her own account in the same financial instrument he or she is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Access Person’s trades; and

•	periodically analyze the Access Person’s trading for patterns that may indicate abuse.

The Chief Compliance Officer will document such review and will maintain copies of the Access Person’s reports and account statements received.

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Confidentiality. The Chief Compliance Officer will maintain records in a manner to safeguard their confidentiality. Each Access Person’s records will be accessible only to the Access Person, the Chief Compliance Officer, senior officers and appropriate human resources personnel.

OUTSIDE BUSINESS ACTIVITIES

Law

The Firm’s fiduciary duties to Clients dictate that the Firm and its Employees devote their professional attention to Client interests above their own and those of other organizations.

Policy

Employees may not engage in any of the following outside business activities without the written consent of the Chief Compliance Officer. Employees may not:

•	be engaged in any other business;

•	be an officer of or employed or compensated by any other person for business-related activities;

•	serve as general partner, managing member or in a similar capacity with partnerships, limited liability companies or private funds other than those managed by the Firm or its affiliates;

•	engage in personal investment transactions to an extent that diverts an Employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm and its Clients;

•	have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm (other than ownership of publicly traded securities) from which the Employee might benefit or appear to benefit materially; or

•	serve on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations. Authorization for board service will normally require that the Firm not hold or purchase any securities of the company on whose board the Employee sits.

Restrictions on Activities. With respect to any outside activities engaged in by an Employee, the following restrictions shall be in effect: (i) the Employee is prohibited from implying that he or she is acting on behalf of, or as a representative of, the Firm; (ii) the Employee is prohibited from using the Firm’s offices, equipment or stationery for any purpose not directly related to the Firm’s business, unless such Employee has obtained prior written approval from the Chief Compliance Officer; and (iii) if the activity was required to be and has been approved by the Chief Compliance Officer, the Employee must report any material change with respect to such activity.

Furthermore, if an Employee is granted approval to serve as a director of a Public Company, the Employee has an affirmative duty to recuse himself from participating in any deliberations by the Client regarding possible investments in the securities issued by the Public Company on whose board the Employee sits.

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Procedures

Approval. Before undertaking any of the activities listed above, the Employee must provide to the Chief Compliance Officer a written request, outlining all aspects of the proposed activity. The Employee may not undertake such activity until the Employee has obtained written approval from the Chief Compliance Officer.

Sanctions and Resolutions

If the Chief Compliance Officer determines that a person has violated the Code pursuant to the procedures set forth above, the Chief Compliance Officer will determine a resolution of the situation and impose upon the person any sanctions that the Chief Compliance Officer deems appropriate.

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